Exhibit 99.1

Contact:	For news media — George C. Lewis, 610-774-4687
For financial analysts — Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL’s United Kingdom Subsidiaries Accepted for ‘Fast Tracking’
Ofgem sets base revenues for price control period beginning April 1, 2015;
PPL reaffirms projected earnings ranges for U.K. business segment

ALLENTOWN, Pa.  (Feb. 28, 2014) -- PPL Corporation (NYSE: PPL) received official confirmation Friday (2/28) that business plans submitted by its four Western Power Distribution subsidiaries in the United Kingdom have been accepted in full, subject to a cost of equity change, for the 8-year price control period starting April 1, 2015.
In announcing its final “fast track” decision for the WPD subsidiaries, the Office of Gas and Electricity Markets (Ofgem) issued a final determination of base revenues for the period, and operating results that must be delivered in order to earn bonus revenue for exceptional performance.
“The well-justified business plans we submitted in July 2013 reflect the excellence in reliability, cost and customer satisfaction that our U.K. team has consistently delivered,” said Rick L. Klingensmith, president of PPL Global. “We appreciate Ofgem’s recognition of the high quality in our business plans, and our ability to deliver value to customers.”
Ofgem set the real cost of equity for the WPD subsidiaries at 6.4 percent, above the 6.0 percent rate for electric distribution companies not accepted for fast tracking. Projected earnings ranges for PPL’s U.K. Regulated business segment are unchanged from the company’s announcement in July 2013.
Fast tracking affords several benefits to the WPD subsidiaries, including the ability to collect additional annual revenue equivalent to 2.5 percent of total annual expenditures, or approximately $35 million, a higher level of cost savings retention, and completion of the regulatory review process nine months earlier than other electricity distribution companies.
“With the final determination in place, we can turn our full attention to preparing to execute on our business plans starting next April, delivering the expected results for our customers, the regulator and PPL shareowners,” Klingensmith said.
The four WPD subsidiaries provide electricity distribution service to 7.8 million customers in central and southwest England and south Wales.
Ofgem’s final determination, WPD’s business plans and other key documents in the price control review process are posted on PPL’s website.
PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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